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                                                                      EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT.

    NIKE, Inc. has 36 wholly-owned subsidiaries, four of which operate in the United States, and 32 of which operate in foreign countries. All of the subsidiaries, except for Tetra Plastics, Inc., carry on the same line of business, namely the design, marketing, distribution and sale of athletic and leisure footwear, apparel, accessories, and related equipment. Tetra Plastics, Inc., a Missouri corporation, manufactures and sells various types of plastics.